Exhibit 99.1

For Immediate Release:

TaxMasters Fiscal 2009 Highlights Now Available
as Podcast on the TaxMasters Website

HOUSTON, TX – May 27, 2010 — TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax relief company, today announced that a Podcast is now available on the Company’s website where you can listen to Founder, President and Chairman Patrick Cox review the Company’s fiscal 2009 highlights.

To listen to the Podcast, please visit www.txmstr.com and proceed to the Investor Relations pages where you can click on the Podcast icon.  Or, go directly to the Podcast by typing the following URL into your browser:  http://www.txmstr.com/investors/Investor-Calls.php.

About TaxMasters, Inc.
TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax resolution firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Forward-Looking Statements
Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Company:	Investors/Media:

TaxMasters, Inc., Houston	Gregory FCA Communications
DeWayne Logan	Paul Johnson
281.497.4226 x2061	610.228.2113

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